UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 31, 2006

NEUROBIOLOGICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23280	94-3049219
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 595-6000

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosure set forth below under Item 5.02 is incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 31, 2006, Neurobiological Technologies, Inc. (the “Company”) announced the appointment of Craig W. Carlson as its Vice President and Chief Financial Officer. Mr. Carlson, age 58, has 27 years of experience in finance and communications. From 1993 to 2005, Mr. Carlson served in several executive-level positions at Cygnus, Inc., including as Chief Financial Officer starting in 1998 and as Chief Operating Officer starting in 2000. Cygnus was acquired by Animas Corporation in 2005. Prior to joining Cygnus, Mr. Carlson worked for a number of major advertising agencies, including Young and Rubicam in San Francisco, where he developed and implemented marketing and communications strategies for major corporations.

In connection with Mr. Carlson’s appointment, the Company has entered into an employment offer letter agreement with Mr. Carlson, effective July 31, 2006. Under the agreement, Mr. Carlson serves in an at-will capacity and is entitled to an initial annual base salary of $250,000. He is also eligible to receive an annual cash bonus award of up to 25% of his base salary and an annual equity award, both based on performance considerations and subject to approval by the Company’s Board of Directors. In addition, upon commencement of employment, Mr. Carlson received an option to purchase 125,000 shares of the Company’s common stock at an exercise price equal to $2.70 per share, the fair market value of the Company’s common stock on July 31, 2006. The option will vest in equal monthly installments over a period of four years from the date of commencement of Mr. Carlson’s employment, subject to a six-month cliff. A copy of the agreement with Mr. Carlson is filed herewith as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment offer letter agreement, dated July 28, 2006, between Neurobiological Technologies, Inc. and Craig W. Carlson.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 1, 2006

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Paul E. Freiman
Paul E. Freiman Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment offer letter agreement, dated July 28, 2006, between Neurobiological Technologies, Inc. and Craig W. Carlson.